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                                                                    Exhibit 10.2


                                  AGREEMENT


          THIS AGREEMENT (the "Agreement") is entered into this 31st day of March, 2001, between BOYER RESEARCH PARK ASSOCIATES VI, L.C., BY ITS GENERAL PARTNER THE BOYER COMPANY, L.C., a Utah limited liability company ("Owner"), and MYRIAD GENETICS, INC. ("Myriad").

                                   RECITALS:
                                   --------

          A. Contemporaneously with the execution of this Agreement, Owner, as Landlord, and Myriad, as Tenant, executed a Lease Agreement dated March 31, 2001 (the "Lease") pertaining to space in a building (Phase III) to be constructed at 320 Wakara Way, Salt Lake City, Utah.

          B. As part of the negotiations leading to the amendment of the Lease Agreement, Owner has agreed to pay to Myriad participation in Owner's net operating cash flow from the Building upon the terms and subject to the conditions set forth in this Agreement.


                                   AGREEMENT:
                                   ---------

          NOW, THEREFORE, for good a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Myriad agree as follows:

          1.   Definitions.  Certain terms are defined in this Agreement prior
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to this Section 1.  As used in this Agreement, the following additional terms shall have the meanings set forth:

               (a)  "Basic Annual Rent" is defined in the Lease.
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               (b)  "Building" means the Phase III building to be constructed by
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           Owner at 320 Wakara Way, Salt Lake City, Utah, in which the premises covered by the Lease are located.

               (c)  "Myriad's Share of Operating Cash Flow" means, for any
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           specified period, the lesser of:

                    (i) The Setoff Percentage multiplied by the Basic Annual Rent for the period; or

                    (ii)  The Operating Cash Flow for the period.

               (d)  "Myriad's Termination Share" means an amount determined as
                     --------------------------
           follows:
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                    (i)    First, project Myriad's Share of Operating Cash Flow
               in each Lease Year following the Termination Date (but not including any renewal or extension terms subsequent to the then term of the Lease, unless and then only to the extent that Myriad has validly exercised its right to renew or extend the then term of the Lease) as being equal to Myriad's Share of Operating Cash Flow for the twelve (12) months prior to the Termination Date increased by the lesser of CPI or three percent (3%) per annum on the regular adjustment dates specified in Section 3.1 for adjustment of Basic Annual Rent.

                    (ii) Second, based on the assumption that Myriad's Share of Operating Cash Flow for each Lease Year following the Termination Date, as projected in subsection (i) above, is received by Myriad on the last day of the seventh (7th) month of such Lease Year (or in the case of a Lease Year which is less than seven (7) months long, on the last day of such Lease Year), calculate the present value of such projected amounts as of the Termination Date. The discount rate to be used in such present value calculation shall be ten and one-half percent (10 1/2%) per annum.

               (e)   "Expenditures" means all reasonable costs, expenses and
                      ------------
         fees incurred by Boyer in connection with the ownership, financing, improvement, operation leasing, management, maintenance and repair of the Building but only to the extent paid directly or indirectly out or Rent.

               (f)   "Lease Year" is defined in the Lease.
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               (g)   "Operating Cash Flow" means for a specified period all Rent
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         less all Expenditures.

               (h)   "Rent" means all rents and charges received by Owner from
                      ----
         the tenants of the Building, but excluding receipts from loans, contributions to capital of Owner, insurance proceeds, recoveries in connection with eminent domain proceedings or recoveries in connection with other actions (but including as part of Rent recoveries of any unpaid Rent).

               (i)   "Setoff Percentage" means 3.85%.
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               (j)   "Termination Date" means, if but only if Owner exercises
                      ----------------
         the option set forth in Section 3, the date of the closing of the sale or other transfer of title to the Building by Owner.

         2.    Payment of Myriad's Share of Operating Cash Flow. During the term
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of the Lease, Owner shall pay Myriad's Share of Operating Cash Flow to Myriad, as follows:

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                  (a)   Prior to then end of each calendar quarter during the
            term of the Lease, Owner shall pay Myriad Myriad's Share of Operating Cash Flow for the quarter, less any amounts Myriad has deducted from Basic Annual Rent pursuant to Section 2(b).

                  (b) Until a lender having a lien recorded or security interest filed in respect of the Building first exercises a remedy of any kind with respect to a default on the part of Owner to such lender, Myriad may deduct from each monthly installment of Basic Annual Rent pursuant to the Lease an amount equal to Myriad's Share of Operating Cash Flow. Owner shall notify Myriad in writing of the amount of the projected Operating Cash Flow if such cash flow is projected to be less than the Setoff Percentage multiplied by Basic Annual Rent.

                  (c) Notwithstanding any other provision of this Agreement, Owner shall have no obligation to pay any amount to Owner while Owner is in default under the terms of the Lease.

            3.    Termination of Myriad's Participation Upon Sale of Building.
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Upon a sale of the Building, Owner may, at its sole option upon written notice to Myriad, terminate all of Myriad's right, title and interest under this Agreement and in and to Operating Cash Flow as of the Termination Date except as prescribed by this Section 3. If Owner exercises such option and the sale closes, Owner shall pay to Myriad, promptly following the Termination Date, Myriad's Termination Share. If, but only if, Owner does not exercise the option set forth in this Section 3 and the Building is conveyed to a third party, such third party shall succeed to all of the rights and obligations of Owner under this Agreement including, without limitation, the provisions of this Section 3 with respect to a subsequent sale.

            4.    Refinancing of Building.  Owner may finance or refinance the
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construction and operation of the Building at such time or times and upon such terms and conditions, including, but not limited to interest rate and payment terms, as it determines; provided, without the consent of Myriad, no refinancing of the Building shall result in projected annual Operating Cash Flow which is less than the Setoff Percentage multiplied by the Basic Annual Rent.

            5.    No Representation, Warranty or Guaranty. The amount of
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Operating Cash Flow will depend on economic and other factors beyond Owner's control, including, without limitation, the amount and terms of financing, lease rates, real estate values, insurance, taxes and other operating costs and the timing of Building lease-up. Accordingly, neither Owner, its members nor any affiliates of Owner or its members have made any representation, warranty or guaranty with respect to the amount or timing of any Operating Cash Flow to be paid to Myriad.

            6.    Nature of Myriad's Rights Pursuant To This Agreement. Owner
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and Myriad do not by this agreement intend to create a partnership, joint venture or similar relationship. All obligations of Owner to Myriad created pursuant to this Agreement are unsecured. Myriad shall have no ownership or security interest of any type in the Building or in the rents, profits or revenue thereof. All right, title and interest of Myriad under this Agreement and in and to Operating Cash Flow shall be, and are hereby made, subject, subordinate, inferior and junior to

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the lien of any mortgage, deed of trust, assignment of leases and rents, security agreement, financing statement or similar security instrument encumbering the Building, and all renewals, modifications, amendments, consolidations, replacements and extensions of any such instrument. Such subordination shall be effective without the execution, delivery or recordation of any other agreement or instrument. Notwithstanding the foregoing, Myriad shall execute such agreements or instruments as may be necessary or appropriate or as may otherwise be requested by any mortgage lender to evidence, confirm or accomplish such subordination. The rights and obligations set forth in the Lease are severable from and independent of any rights and obligations pursuant to this Agreement and, except for the limited right of setoff granted Myriad pursuant to Section 2(b) which may be terminated under certain conditions in said Section, Myriad shall not, and shall not have the right to, offset against or deduct from any amount owed or claimed to be owed to it pursuant to this Agreement any rent, charge or other obligation due pursuant to the Lease.

          7.    Miscellaneous.  This Agreement may be executed in any number of
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counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. The captions that precede the Section of this Agreement are for convenience only and shall in no way affect the manner in which any provision hereof is construed. There are no representations, warranties or covenants between the parties other than as set forth in this Agreement. None of the provisions of this Agreement may be altered or modified except by an instrument in writing signed by the parties. All of the terms, provisions, agreements and undertakings in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties to this Agreement. The parties shall do such further acts and things and execute and deliver such additional agreements and instruments as either of them may reasonably require to consummate, evidence or confirm the agreements contained in this Agreement in the manner contemplated by this agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. Neither party may assign or transfer its rights under this Agreement to any other entity or person without first obtaining the consent of the other party. References in this Agreement to a Section by number shall be deemed to be a reference to the corresponding Section in this Agreement unless the context clearly requires a reference to another agreement.

          IN WITNESS WHEREOF, Owner and Myriad have executed this Agreement on the respective dates set forth below, to be effective as of the date first set forth above.

                       [SIGNATURES ON THE FOLLOWING PAGE]

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                               "OWNER":
                                -----

                                    BOYER RESEARCH PARK ASSOCIATES VI,
                                    L.C., BY ITS GENERAL PARTNER THE BOYER
                                    COMPANY, L.C., a Utah limited liability
                                    company, by is Manager:


                                    By:   /s/ H. Roger Boyer
                                       ----------------------------------------
                                       H. Roger Boyer
                                       Chairman and Manager


                               "Myriad":
                                ------

                                    MYRIAD GENETICS, INC., a Utah corporation


                                    By: /s/ Jay M. Moyes
                                       ----------------------------------------
                                    Name:  Jay M. Moyes

                                    Title: C.F.O.

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